Exhibit 10.13

SimpleTech, Inc.

Summary of Non-Employee Director Compensation Arrangements

Set forth below is a summary of the compensation arrangements for SimpleTech’s (the “Company”) non-employee directors that have been in effect since the Company’s initial public offering in October 2000.

Meeting Fees: Each non-employee director receives $3,000 for attendance at each meeting of the Company’s Board of Directors (the “Board”), but does not receive any compensation for attendance at meetings of the various committees of the Board.

Equity Compensation:

Automatic Option Grants: Each non-employee director will, upon his initial election or appointment to the Board, receive an automatic option grant under the 2000 Stock Incentive Plan (“2000 Plan”) to purchase 30,000 shares of the Company’s common stock. The option will have an exercise price equal to the fair market value of the common stock on the grant date as measured by the closing price of the common stock as reported on the Nasdaq National Market on the date of grant and will carry a term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the Board. The option will be immediately exercisable for all the option shares; however, the Company may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of Board service. The shares subject to each automatic grant will vest in a series of five successive equal annual installments upon the optionee’s completion of each year of Board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee’s death or disability while serving as a Board member.

Additional Option Grants: Each non-employee director is also eligible to receive additional option grants under the 2000 Plan as determined by a majority of the disinterested members of the Board. In general, the option will have an exercise price equal to the fair market value of the common stock on the grant date as measured by the closing price of the common stock as reported on the Nasdaq National Market on the date of grant and will have a maximum term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the Board. The option will vest and become exercisable in successive equal annual installments of generally four or five years upon the optionee’s completion of each year of Board service measured from the date of grant. Each option will vest and become exercisable in full on an accelerated basis in the event the Company is acquired and the option is neither assumed or replaced with a cash incentive program, which preserves the spread on the unvested portion of that option and provides for subsequent payout in accordance with the same vesting schedule.

Reimbursement of Expenses: Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board.